State of Delaware
Secretary of State
Division of Corporations
Delivered 02:12 PM 08/30/2021
FILED 02:12 PM 08/30/2021
SR 20213115625 - File Number 5922623

**CERTIFICATE OF AMENDMENT TO THE
CERTIFICATE OF INCORPORATION
OF
Jupiter Orphan Therapeutics, Inc.**

Jupiter Orphan Therapeutics, Inc. (the "Corporation"), a corporation organized and existing under the Delaware General Corporation Law (the "DGCL"), hereby certifies as follows:

1. Article I of the Certificate of Incorporation of the Corporation is amended and restated in its entirety to read as follows:

   The name of this corporation is Jupiter Neurosciences, Inc.

2. This Certificate of Amendment to the Certificate of Incorporation was duly adopted and approved by the Board of Directors of the Corporation in accordance with Section 242 of the DGCL. Pursuant to Section 242 of the DGCL, the approval of the stockholders of the Corporation is not required.

3. The effective date of this Certificate of Amendment to the Certificate of Incorporation shall be upon filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer as of this 24th day of August, 2021.

Jupiter Orphan Therapeutics, Inc.

By: /s/ Christer Rosen
Name: Christer Rosen
Title: Chief Executive Officer